Exhibit 10.9

Amendment to Employment Agreement

WHEREAS, Trump Media & Technology Group Corp. (“Company,” or “TMTG”) and Vladimir Novachki (“Employee”), entered into an employment agreement made effective as of January 16, 2023 (“Agreement”); and

WHEREAS, Company and Employee now desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Agreement and intending to be legally bound, Company and Employee agree as follows, as of the date of the last signature hereto:

1.	Section 2 of the Agreement is hereby amended by deleting “Chief Information Officer” and replacing it with “Chief Technology Officer”.

2.	Section 3(a) of the Agreement is hereby amended by adding the following at the after “$300,000.”:

“Effective as of the date of the closing of Company’s anticipated business combination with Digital World Acquisition Corp.(“DWAC”) (“Closing Date”), Employee’s Base Salary shall automatically increase to an annualized rate of $365,000.”

3.	Section 3 of the Agreement is hereby amended by adding the following as Section 3(d):

“Following and contingent upon the closing of the first of the following to occur after March 6, 2024: (i) a merger between the Company and a Special Purpose Acquisition Company, including, without limitation, the Company’s anticipated business combination with DWAC, (ii) an initial public offering; (iii) a Qualified Private Equity Raise, or (iv) a Change of Control, Employee shall receive a one-time retention bonus of $600,000. The retention bonus shall be paid in a single lump sum cash payment, less applicable tax and other withholdings, as soon as practicable, and in any event within 30 days, after such closing. In the event of a business combination between the Company and DWAC, such retention bonus shall be paid in accordance with the Retention Bonus Agreement, effective as of February 12, 2024, between DWAC and the Company, provided, however, that the definition of “Cause” herein shall also serve as a definition of “Good Cause” for purposes of such Retention Bonus Agreement. For the purposes of the foregoing, “Qualified Private Equity Raise” means one transaction, or a series of related transactions, whereby more than Fifty Million United States Dollars (US$50,000,000) is invested in the Company; and the term “Change of Control” means a (i) a merger or consolidation of the Company with another entity, unless the Company’s stockholders immediately before such or merger or consolidation own at least 50% of the stock of the resulting entity; or (ii) a sale, transfer, exclusive license or other disposition of all or substantially all of the Company’s assets.”

4.	Section 4 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“Equity Compensation. Following the Closing Date, Employee shall be eligible to receive equity awards pursuant to and in accordance with the Trump Media & Technology Group Corp. 2024 Equity Incentive Plan, as such may be amended, supplemented or modified from time to time.”

5.	Section 14(e) of the Agreement is hereby amended by adding the following at the end:

“For the avoidance of doubt, Company and Employee acknowledge and affirm the validity of that certain amended and restated convertible promissory note dated March 7, 2024, made by Company in favor of Employee.”

Additionally, pursuant to Section 1 of the Agreement, Company and Employee acknowledge that the Initial Term of the Agreement has concluded, and the Agreement has automatically renewed for an additional one-year term.

COMPANY	EMPLOYEE

By: /s/ Scott Glabe	By: /s/ Vladimir Novachki

Scott Glabe, General Counsel	Vladimir Novachki

DATE: 3/8/2024	DATE: 3/8/2024